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EXHIBIT 7.1

COCA-COLA HELLENIC BOTTLING COMPANY S.A.
STATEMENT RE COMPUTATION OF RATIOS

RECONCILIATION OF PROFIT ATTRIBUTED TO SHAREHOLDERS OF THE GROUP TO ADJUSTED EBITDA

(In millions of euro)	December 31, 2012	December 31, 2011(1)	December 31, 2010(1)	December 31, 2009(2)	December 31, 2008(2)
Adjusted EBITDA
Profit attributable to shareholders of the Group	€190.4	€264.4	€421.0	€400.3	€225.9
Profit attributable to non-controlling interests	3.0	1.3	9.7	22.4	13.3
Tax	65.2	98.8	137.8	142.9	107.3
Share of results of equity investments	(11.6)	(9.4)	(10.4)	1.9	(0.1)
Finance income	(10.4)	(8.7)	(6.9)	(9.4)	(16.9)
Finance costs, including losses on net monetary position	101.1	103.9	82.8	82.2	125.3
Operating profit	337.7	450.3	634.0	640.3	454.8
Add: Depreciation of property, plant and equipment	375.3	368.3	381.2	360.7	365.4
Add: Amortization of and adjustments to intangible assets	3.0	3.2	7.1	6.9	4.9
Add: Impairment of property, plant and equipment	33.0	21.0	—	—	—
Add: Impairment of intangible assets	—	—	—	—	189.0
Add: Stock option compensation	6.3	8.1	6.7	6.4	9.3
Add: non-cash items	2.3	1.3	—	6.5	15.8
Adjusted EBITDA	€757.6	852.2	€1,029.0	€1,020.8	€1,039.2

(1)
Comparative figures have been adjusted where necessary to reflect changes in accounting policies as detailed in note 1 to the CCH Group's consolidated financial statements included elsewhere in this annual report.

(2)
Historical information for the years ended 31 December 2009 and 2008 has been adjusted to reflect the revised IAS 19 and has not been adjusted for the early adopted IFRS 10 Consolidated Financial Statements, IFRS 11 Joint Arrangements and IFRS 12 Disclosure of Interest in Other Entities. See note 1 to the CCH Group's consolidated financial statements included elsewhere in this annual report for more information.

 COCA-COLA HELLENIC BOTTLING COMPANY S.A.
RETURN ON INVESTED CAPITAL

(In millions of euro, except percentages)	December 31, 2012	December 31, 2011(1)	December 31, 2010(1)
Tax Shield:
Finance costs, including losses on net monetary position	(101.1)	(103.9)	(82.8)
Greek statutory tax rate	20% (2)	20%	24.0%

	(20.2)	(20.8)	(19.9)
Amended Income Statement
Operating profit	337.7	450.3	634.0
Add: Share of results of equity investments	11.6	9.4	10.4
Less: Tax	(65.2)	(98.8)	(137.8)
Less: Tax shield	(20.2)	(20.8)	(19.9)

	263.9	340.1	486.7
Capital Employed
Cash and cash equivalents	(439.1)	(447.4)	(306.7)
Short-term borrowings, less finance lease obligations and current portion of long-term borrowings	146.1	299.6	177.5
Current portion of long-term borrowings	391.3	—	304.9
Current finance lease obligations	17.6	21.9	48.8
Long-term borrowings, less current portion	1,491.6	1,867.3	1,567.7
Long-term finance lease obligations	113.1	72.5	95.1

Net debt	1,720.6	1,813.9	1,887.3
Shareholders' equity	2,988.7	2,904.4	2,945.5

Capital employed	4,709.3	4,718.3	4,832.8

Return on Invested Capital (ROIC)	5.6%	7.2%	10.1%

(1)
Comparative figures have been adjusted where necessary to reflect changes in accounting policies as detailed in note 1 to the CCH Group's consolidated financial statements included elsewhere in this annual report.

(2)
A Greek tax bill that was enacted on 23 January 2013 increased the general corporate income tax rate applicable to Greek-resident legal entities from 20% to 26% going forward.

 COCA-COLA HELLENIC BOTTLING COMPANY S.A.
RATIO OF EARNINGS TO FIXED CHARGES

(In millions of euro, except ratios)	December 31, 2012	December 31, 2011(1)	December 31, 2010(1)	December 31, 2009(2)	December 31, 2008(2)
Earnings
Profit before tax	€258.6	€364.5	€568.5	€565.6	€346.5
Less: Share of (income)/loss of equity method investees	(11.6)	(9.4)	(10.4)	1.9	(0.1)
Add: fixed charges	138.5	136.4	118.1	116.0	158.2
Less: interest capitalized	(1.4)	(1.6)	(1.4)	(4.3)	(6.4)

Total earnings	384.1	489.9	674.8	679.2	498.2

Fixed charges
Interest expense	90.6	88.8	69.5	70.9	105.7
Rental expense on operating leases(3)	39.4	38.1	34.3	33.2	33.1
Finance charges paid with respect to finance leases	6.9	5.6	6.1	10.8	14.7
Other Finance Costs	1.6	3.9	8.2	1.1	4.7
Total fixed charges	€138.5	€136.4	€118.1	€116.0	€158.2

Ratio of Earnings to Fixed Charges	2.8	3.6	5.7	5.9	3.1

(1)
Comparative figures have been adjusted where necessary to reflect changes in accounting policies as detailed in note 1 to the CCH Group's consolidated financial statements included elsewhere in this annual report.

(2)
Historical information for the years ended 31 December 2009 and 2008 has been adjusted to reflect the revised IAS 19 and has not been adjusted for the early adopted IFRS 10 Consolidated Financial Statements, IFRS 11 Joint Arrangements and IFRS 12 Disclosure of Interest in Other Entities. See note 1 to the CCH Group's consolidated financial statements included elsewhere in this annual report for more information.

(3)
Rental expense on operating leases has been determined as the 1/3 of rental expense for each year, which we consider to be a reasonable approximation of the interest factor.

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  EXHIBIT 7.1
COCA-COLA HELLENIC BOTTLING COMPANY S.A. STATEMENT RE COMPUTATION OF RATIOS
COCA-COLA HELLENIC BOTTLING COMPANY S.A. RETURN ON INVESTED CAPITAL
COCA-COLA HELLENIC BOTTLING COMPANY S.A. RATIO OF EARNINGS TO FIXED CHARGES